UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2016

PARSLEY ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36463	46-4314192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

303 Colorado Street, Suite 3000

Austin, Texas 78701

(Address of Principal Executive Offices)

(Zip Code)

(737) 704-2300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On April 4, 2016, Parsley Energy, Inc. (the “Company”) issued a news release announcing the commencement of an underwritten public offering of 16,000,000 shares of its Class A common stock (the “Offering”). The Company expects to grant the underwriters a 30-day option to purchase up to an additional 2,400,000 shares of Class A common stock. A copy of the news release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 (including the exhibit) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01	Other Events.

(i) On April 4, 2016, the Company issued a news release announcing that it has entered into agreements to acquire certain undeveloped acreage and producing oil and gas properties located adjacent to the Company’s existing operating areas in the Southern Delaware and Midland Basins for an aggregate purchase price of $359 million in cash (subject to customary purchase price adjustments). A copy of the news release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

(ii) In connection with the Offering, the Company provided the additional risk factors set forth below in the disclosures provided to investors in the Offering. Capitalized terms used but not defined below have the meaning given such terms in the prospectus supplement related to the Offering.

We may not consummate the Acquisitions, and this offering is not conditioned on the consummation of the Acquisitions.

A portion of the net proceeds from this offering will be used to fund the aggregate purchase price for the Acquisitions, as described under “Summary—Recent Developments.” However, we may not consummate the Acquisitions, which are subject to the satisfaction of customary closing conditions. There can be no assurance that such conditions will be satisfied or that the Acquisitions will be consummated.

This offering is not conditioned on the consummation of the Acquisitions. Therefore, upon the closing of this offering, you will become a holder of our Class A common stock regardless of whether the Acquisitions are consummated, delayed or terminated. If the Acquisitions are delayed or terminated, the price of our Class A common stock may decline to the extent that the current market price of our Class A common stock reflects a market assumption that the Acquisitions will be consummated on the terms described herein. In addition, if the Acquisitions are not consummated, our management will have broad discretion in the application of the net proceeds of this offering and could apply the proceeds in ways that you or other stockholders may not approve, which could adversely affect the market price of our Class A common stock.

Our ability to use our net operating loss carryforwards may be limited.

As of December 31, 2015, we had approximately $50.4 million of U.S. federal net operating loss carryforwards (“NOLs”). Our NOLs begin to expire in 2033. Utilization of these NOLs depends on many factors, including our future income, which cannot be assured. In addition, Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382). An ownership change generally occurs if one or more stockholders (or groups of stockholders) who are each deemed to own at least 5% of our stock change their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. In the event that an ownership change has occurred, or were to occur, utilization of our NOLs would be subject to an annual limitation under Section 382, determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in Section 382. Any unused annual limitation may be carried over to later years. We cannot assure you that we will not have an ownership change as a result of this offering, which would result in an annual limitation under Section 382. However, even if we did have an ownership change as a result of this offering, we do not believe that such limitation would prevent our utilization of our NOLs prior to their expiration. Future ownership changes or future regulatory changes could limit our ability to utilize our NOLs. To the extent we are not able to offset our future income with our NOLs, this would adversely affect our operating results and cash flows if we attain profitability.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	News Release, dated April 4, 2016, titled “Parsley Energy Announces Public Offering of Class A Common Stock.”

99.2	News Release, dated April 4, 2016, titled “Parsley Energy Announces Acquisitions and Updates Full-Year Guidance.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2016

PARSLEY ENERGY, INC.

By:	/s/ Colin W. Roberts
Name:	Colin W. Roberts
Title:	Vice President—General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	News Release, dated April 4, 2016, titled “Parsley Energy Announces Public Offering of Class A Common Stock.”

99.2	News Release, dated April 4, 2016, titled “Parsley Energy Announces Acquisitions and Updates Full-Year Guidance.”

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